UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of the

Securities Exchange Act Of 1934

Date of report (Date of earliest event reported): May 15, 2012

Bank of Commerce Holdings

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

0-25135	94-2823865
(Commission File Number)	IRS Employer Identification No.

1952 Churn Creek Road

Redding, California 96002

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: (530) 772-3955

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Bank of Commerce Holdings (the “Company” or “BOCH”) held on May 15, 2012, BOCH’s shareholders approved amending and restating the 2010 Equity Incentive Plan (the “2010 Equity Plan”) to, among other things, (i) authorize the grant of non-qualified stock options; (ii) allow directors to participate in the Plan; and (iii) make certain other conforming changes to reflect the changes in the law and to eliminate the provisions restricting executive compensation imposed by the U.S. Treasury pursuant to the Company’s prior participation in the Capital Purchase Program. The Company’s Compensation Committee and Board of Directors previously approved the 2010 Equity Plan, subject to such stockholder approval. BOCH’s executive officers are eligible to participate in the 2010 Equity Plan.

A summary of the 2010 Equity Plan is set forth in BOCH’s definitive proxy statement for the 2012 Annual Meeting filed with the Securities and Exchange Commission on March 9, 2012 (“2012 Proxy Statement”). The foregoing description of the 2010 Equity Plan is qualified in its entirety by reference to the full text of the 2010 Equity Plan, which was included as an appendix to the 2012 Proxy Statement, and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

As noted above, the Company’s Annual Meeting was held on May 15, 2012. There were 16,991,495 shares outstanding and entitled to vote at the Annual Meeting; of those shares, 11,116,758 were present in person or by proxy. The following matters were voted upon at the Annual Meeting:

1.	Proposal No. 1, the election of eight members to the Board of Directors to serve until the 2013 Annual Meeting or until their successors have been elected and qualified;

2.	Proposal No. 2, an advisory (non-binding) resolution to approve executive compensation; and

3.	Proposal No. 3, amending and restating the 2010 Equity Plan.

The following is a summary of the voting results for the matters voted upon by the shareholders.

Proposal No. 1 – Election of Directors

Director’s Name	Votes For	Votes Withheld
Orin N. Bennett	10,998,321	156,726
Gary Burks	10,994,721	160,326
Joseph Gibson	10,998,438	156,609
Kenneth R. Gifford, Jr.	10,997,377	157,670
Jon Halfhide	10,780,491	374,556
Patrick J. Moty	10,998,338	156,709
David H. Scott	10,955,923	199,124
Lyle L. Tullis	10,998,438	156,609

Proposal No. 2 - Advisory (non-binding) Resolution to Approve Executive Compensation

Votes For	Votes Against	Abstentions	Broker Non-Votes
10,212,222	539,196	403,629

Proposal No. 3 – Amending and Restating the 2010 Equity Incentive Plan

Votes For	Votes Against	Abstentions	Broker Non-Votes
10,227,036	876,170	51,841

Item 8.01	Other Events

This Form 8-K is also being filed for the purpose of updating the description of capital stock of BOCH contained in the Form 10 Registration Statement filed by BOCH pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, with the Securities Exchange Commission (File No. 0-25135), and any amendment or reports filed for the purpose of updating that description. The following summarizes the material features of BOCH’s capital stock and is subject to the provisions of BOCH’s amended and restated articles of incorporation and restated bylaws and the relevant portions of the California Corporation Code, and applicable rules.

General

The Company’s authorized capital stock consists of:

•	50,000,000 shares of common stock; and

•	2,000,000 shares of preferred stock.

As of May 15, 2012, 16,293,512 shares of common stock were issued and outstanding, 20,000 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) issued to the U.S. Treasury in connection with the Small Business Lending Fund (“SBLF”) were issued and outstanding, and 360,500 shares of common stock were reserved for issuance under our 2010 Equity Plan.

Common Stock

General

Subject to preferences that may be applicable to preferred stock, the holders of common stock share equally on a per share basis any dividends declared by the Board of Directors out of funds legally available. If the Company is liquidated, dissolved or wound up, the holders of our common stock will be entitled to a ratable share of any distribution to shareholders, after satisfaction of all of our liabilities and of the prior rights of then outstanding preferred stock. The common stock does not include preemptive or other subscription rights to purchase additional shares.

Holders of our common stock have the right to vote on matters submitted to a vote of our shareholders. Under California corporate law, holders of common stock are entitled to exercise such voting rights on a cumulative basis, unless the Company adopts a provision in its articles of incorporation or bylaws to eliminate cumulative voting.

Voting Rights

The holders of the Company’s common stock are entitled to one vote except with respect to the election of directors. Each holder of common stock may cumulate their votes with respect to the election of directors and is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected and such shareholder may cast all his, her or its votes for a single candidate or distribute such votes among any or all of the candidates. However, no shareholder shall be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the annual meeting prior to the voting of the shareholder’s intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

Dividends

Holders of common stock are entitled to receive dividends declared by our Board of Directors out of funds legally available therefore. Our ability to pay dividends basically depends on the amount of dividends paid to us by our subsidiaries. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on our subsidiaries by statute or regulation effectively may limit the amount of dividends we can pay.

Holders of preferred stock, however, have a priority right to distributions and payment over our common stock. The dividend rights of holders of common stock are qualified and subject to the dividend rights of holders of outstanding preferred stock as described below.

Preferred Stock

The preferred stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, the Board of Directors is authorized, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Pursuant to the Securities Purchase Agreement dated September 27, 2011 (“Purchase Agreement”) with the U. S. Treasury in connection with the Company’s participation in the SBLF, we issued to the U.S. Treasury 20,000 shares of our Series B Preferred Stock for a total price of $20 million (“SBLF Shares”).

The SBLF Shares are entitled to receive non-cumulative dividends, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, beginning on October 1, 2011. The dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first ten quarters during which the SBLF Shares are outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QSBL” (as defined in the Purchase Agreement) by the Company’s wholly owned subsidiary, Redding Bank of Commerce (the “Bank”). Based upon the increase in the Bank’s level of QSBL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period has been set at five percent (5%). For the second through tenth dividend periods, the dividend rate may be adjusted to between one percent (1%) and five percent (5%) per annum, to reflect the amount of change in the Bank’s level of QSBL. If the level of the Bank’s qualified small business loans declines so that the percentage increase in QSBL as compared to the baseline level is less than 10%, then the dividend rate payable on the SBLF Shares would increase. For the eleventh through eighteenth dividend period and that portion of the nineteenth dividend period prior to, but not including, the four and one half year anniversary of issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QSBL as compared to the baseline. With respect to that portion of the nineteenth dividend period beginning on the four and one half year anniversary of issuance and all dividend periods thereafter, the dividend rate will be nine percent (9%). In addition, beginning on January 1, 2014, and on all SBLF Shares dividend payment dates thereafter ending on April 1, 2016, the Company may be required to pay to Treasury, on each share of the SBLF Shares, but only out of assets legally available therefor, a lending incentive fee equal to 0.5% of the liquidation amount per share of the SBLF Shares.

The SBLF Shares are non-voting, except in limited circumstances. In the event that the Company misses five dividend payments, whether or not consecutive, the holder(s) of the SBLF Shares will have the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors. In the event that the Company misses six dividend payments, whether or not consecutive, and if the then outstanding aggregate liquidation amount of the SBLF Shares is at least $25,000,000, then the holder(s) of the SBLF Shares will have the right, but not the obligation, to elect two directors to the Board of Directors of the Company. Since the liquidation amount of the SBLF Shares on the effective date of the Purchase Agreement was $20 million, this right to elect two directors is unlikely to come into effect.

Subject to the prior approval of the appropriate federal banking agency, the SBLF Shares may be redeemed, in whole or in part, at any time at the option of the Company, at a redemption price of 100% of the liquidation preference amount plus any accrued and unpaid dividends for the then current dividend period, to the date of redemption, and the pro rata amount of lending incentive fees for the current dividend period

Dividends

Holders of Series B Preferred Stock have a priority right to distributions and payment over our common stock. If dividends on the Series B Preferred Stock have not been declared and paid, no dividend or distribution may be paid on the common stock until such dividends on the Series B Preferred Stock have been paid in full.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 16, 2012

/S/ Samuel D. Jimenez
By: Samuel D. Jimenez
Executive Vice President and Chief Financial Officer